Dreyfus Investment Funds

Dreyfus/The Boston Company International Core Equity Fund

Dreyfus/The Boston Company Small Cap Growth Fund

Dreyfus/The Boston Company Small Cap Tax-Sensitive Equity Fund

Dreyfus/The Boston Company Small Cap Value Fund

(each, a “Fund” and, collectively, the “Funds”)

Registration No. 811-04813 Sub-Items 77I

On October 28 and 29, 2009, the Board of Trustees of the Dreyfus Investment Funds (the “Trust”) unanimously approved the redesignation of each Fund’s existing shares as Class I shares, descriptions of which appear in Supplements to each Fund’s Prospectus and a combined Statement of Additional Information, dated July 30, 2009. The Supplements were filed pursuant to Rule 497(e) under the Securities Act of 1933, as amended, on July 30, 2009.